Exhibit 99

NEWS RELEASE		A. O. SMITH CORPORATION For further information contact:

MEDIA INQUIRIES: Mark A. Petrarca 414-359-4100	ANALYST/INVESTOR INQUIRIES: Craig Watson 414-359-4009	A. O. Smith Corporation P.O. Box 245008 Milwaukee, WI 53224-9508 414-359-4000 NYSE: AOS

FOR IMMEDIATE RELEASE

April 15, 2005

A. O. Smith reports first quarter earnings of $.48 per share;

Milwaukee, Wis.—Bolstered by strong operating performance from its water heater business, A. O. Smith Corporation

(AOS-NYSE) today announced first quarter earnings of $14.3 million or $.48 per share, a 32 percent increase over last year.

Revenues for the quarter ended March 31 were $409.2 million, lower than first quarter 2004 revenues of $416.5 million.

“Enhanced operating efficiency and improved pricing in the Water Systems unit had a positive impact on first quarter results and more than offset an operating profit decline in Electrical Products,” Robert J. O’Toole, chairman and chief executive officer, indicated.

“Sales volumes, however, were disappointing, as both Electrical Products and Water Systems experienced lingering effects from customers increasing their fourth quarter purchases in advance of the January price increase and reduced motor demand on the part of some customers.”

Water Systems

Sales of residential and commercial water heaters increased approximately five percent to $202.5 million in the first quarter of 2005, reflecting improved pricing in the U.S. and continued sales growth in the China market, offset by unit volume declines in U.S. residential and commercial sales.

Operating profit increased from $8.8 million in the first quarter of 2004 to $20.8 million in the first quarter this year. The increase was the result of significantly improved efficiency throughout Water Systems’ operations, improved pricing, and a positive adjustment to warranty reserves due to a change in estimates.

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a. o. smith first quarter earnings add l

Pricing levels are now in place to offset the 2004 increases in steel, freight and other material costs, with gross margins returning to more normal historic levels.

The company also announced that it will begin construction to double the size of its operations in Nanjing, China, to meet the increased demand for its residential and commercial water heaters in that country. The first phase of the expansion, which begins later this quarter, will be complete by the first half of 2006. Sales to the China market reached record levels in 2004 increasing 37 percent over the prior year and are expected to exceed $70 million in 2005.

Electrical Products

Electric motor sales declined approximately seven percent to $207.1 million in the first quarter of 2005. Price increases, established to mitigate higher material and freight costs, were more than offset by lower unit volumes. Unit volume declines were due to fourth quarter purchases ahead of the January price increase and reduced customer demand, in some cases due to the higher prices.

Operating earnings declined to $12.5 million compared with first quarter 2004 earnings of $17.1 million as a result of the reduced sales volume.

The company announced plans to close its Bray, Ireland, plant which manufactures hermetic motors for commercial air conditioning and refrigeration equipment. The company will consolidate operations into existing plants in North America and China, and the closing of the Bray plant will be complete by the end of the second quarter. During the quarter the company had announced the acceleration of planned product repositioning programs at several of its U.S. motor operations. Restructuring costs will approximate $11.5 million on a pre-tax basis and $10.5 million after tax. There is no tax deduction available for the Bray plant closure costs estimated to be approximately $8.5 million. Approximately $600,000 of the after-tax restructuring costs

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fell in the first quarter. Second quarter after-tax charges will be approximately $9.5 million, with the remainder falling in the second half of the year. Annualized pre-tax savings from these actions will approximate $7 million.

Company discusses outlook

“We believe the operational improvements evidenced in the first quarter and improved pricing will continue to have a positive impact on our business throughout the year,” O’Toole said. “The restructuring actions at Electrical Products will improve their operating performance later this year.”

“We forecast that 2005 earnings will range between $1.45 to $1.65 per share, including $10.5 million after-tax restructuring expense, equivalent to $1.80 to $2.00 per share before restructuring. This represents a substantial improvement over the $1.18 earned in the prior year.”

A. O. Smith Corporation will broadcast a live conference call this morning at 10:00 a.m. (Eastern Time). The call can be heard on the company’s web site, www.aosmith.com. An audio replay of the call will be available on the company’s web site after the live event.

Forward-looking statements

This release contains statements that we believe are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally can be identified by the use of words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “continue,” or words of similar meaning. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated as of the date of this release. Factors that could cause such a variance include the following: significant increases in raw material prices; competitive pressures on the company’s businesses; instability in the company’s electric motor and water products markets; adverse changes in general economic conditions; and the potential that assumptions on which the company based its expectations are inaccurate or will prove to be incorrect.

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Forward-looking statements included in this press release are made only as of the date of this release, and the company is under no obligation to update these statements to reflect subsequent events or circumstances. All subsequent written and oral forward-looking statements attributed to the company, or persons acting on its behalf, are qualified entirely by these cautionary statements.

A. O. Smith Corporation, with headquarters in Milwaukee, Wis., is one of North America’s largest manufacturers of electric motors, with a comprehensive line of hermetic motors, fractional horsepower alternating current (AC) and direct current (DC) motors, and integral horsepower motors, as well as one of North America’s largest manufacturers of residential and commercial water heating equipment. The company employs approximately 16,500 people worldwide.

A. O. SMITH CORPORATION AND SUBSIDIARIES

(condensed consolidated financial statements -

dollars in millions, except per share data)

Statement of Earnings

(unaudited)

	Three Months ended March 31
	2005	2004
Net sales	$409.2	$416.5
Cost of products sold	321.1	338.3

Gross profit	88.1	78.2

Selling, general and administrative	62.4	58.6
Restructuring and related charges	0.9	—
Interest expense	3.4	3.2
Other expense	0.1	0.2

	21.3	16.2
Tax provision	7.0	5.4

Net Earnings	$14.3	$10.8

Net Earnings Per Share of Common Stock (Diluted)	$0.48	$0.36

Average Common Shares Outstanding (000’s omitted)	30,005	29,912

A. O. SMITH CORPORATION

Balance Sheet

(dollars in millions)

	(unaudited) March 31 2005	December 31 2004
ASSETS:

Cash and cash equivalents	$10.1	$25.1
Receivables	294.9	281.6
Inventories	253.5	233.5
Deferred income taxes	10.2	10.9
Other current assets	38.8	33.9

Total Current Assets	607.5	585.0

Net property, plant and equipment	353.4	358.8
Goodwill and other intangibles	313.1	313.2
Other assets	55.6	55.8

Total Assets	$1,329.6	$1,312.8

LIABILITIES AND STOCKHOLDERS’ EQUITY:

Trade payables	$175.7	$158.8
Accrued payroll and benefits	27.6	28.3
Product warranty	16.3	17.5
Long-term debt due within one year	8.6	8.6
Other current liabilities	40.0	32.0

Total Current Liabilities	268.2	245.2

Long-term debt	257.2	272.5
Other liabilities	98.7	102.8
Pension liability	88.8	87.9
Deferred income taxes	15.6	13.8
Stockholders’ equity	601.1	590.6

Total Liabilities and Stockholders’ Equity	$1,329.6	$1,312.8

A. O. SMITH CORPORATION

STATEMENT OF CASH FLOWS

(dollars in millions)

(unaudited)

	Three Months ended March 31
	2005	2004
Operating Activities
Continuing
Net earnings	$14.3	$10.8

Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation & amortization	13.1	13.3
Net change in current assets and liabilities	(13.7)	(33.5)
Net change in noncurrent assets and liabilities	(1.1)	(1.6)
Other	0.4	0.1

Cash Provided by (Used in) Operating Activities	13.0	(10.9)

Investing Activities
Capital expenditures	(7.4)	(10.5)

Cash Used in Investing Activities	(7.4)	(10.5)

Financing Activities
Short-term debt retired - net	—	15.0
Long-term debt retired	(15.3)	(2.1)
Other stock transactions	—	2.5
Dividends paid	(4.7)	(4.4)

Cash Provided by (Used in) Financing Activities	(20.0)	11.0

Discontinued
Cash Used in Discontinued Operations	(0.6)	(0.2)

Net decrease in cash and cash equivalents	(15.0)	(10.6)
Cash and cash equivalents - beginning of period	25.1	18.7

Cash and Cash Equivalents - End of Period	$10.1	$8.1

A. O. SMITH CORPORATION AND SUBSIDIARIES

Business Segments

(dollars in millions)

(unaudited)

	Three Months ended March 31
	2005	2004
Net sales
Electrical Products	$207.1	$223.6
Water Systems	202.5	192.9
Inter-Segment Sales	(0.4)	—

	$409.2	$416.5

Operating earnings
Electrical Products	$12.5	$17.1
Water Systems	20.8	8.8

	33.3	25.9

Corporate expenses	(8.6)	(6.5)
Interest expense	(3.4)	(3.2)

Earnings before income taxes	21.3	16.2

Tax provision	7.0	5.4

Net earnings	$14.3	$10.8